PRICE CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

STANDARD OF CONDUCT

All officers, directors, employees, investment advisory representatives, or other associated persons are required to act with the highest level of ethical standards in order to ensure that Price Capital Management, Inc. (“PCM”) fulfills its fiduciary duty to its clients and complies with the rules and regulations of the Investment Advisers Act of 1940 and other applicable federal securities laws.  PCM has a duty to exercise its authority for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients.  PCM and its related persons must avoid any circumstances that will adversely affect its duty of loyalty to its clients.  Furthermore, any circumstances that could potentially present a conflict of interest require proper disclosure.

INSIDER TRADING

PCM forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  This conduct is frequently referred to as “insider trading.”  This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at PCM.  This agreement must be read and signed by all officers, directors, employees, investment advisory representatives and other associated persons.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

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Trading by an insider on the basis of material non-public information;

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Trading by a non-insider on the basis of material non-public information, where the information was disclosed or misappropriated in violation of an insider’s duty; or,

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Communicating material non-public information to others.

WHO IS AN INSIDER?

The term “insider” is broadly defined.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider.”  A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  If a client expects PCM to keep non-public information confidential, and the relationship implies such a duty, then PCM will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.  Information that should be considered material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings; merger or acquisition details; major litigation; liquidation problems; and extraordinary management developments.

WHAT IS NON-PUBLIC INFORMATION?

Information is considered to be non-public until it has been effectively communicated to the marketplace.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation.  Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.  In addition, any violation of this policy can be expected to result in serious sanctions, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons in avoiding insider trading violations.

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Identify Insider Information

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Is the information material?  Would an investor consider it important in making investment decisions?  Would the information substantially affect the market price of the security?

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Is the information non-public?  Has the information been effectively communicated to the market place?

If, after considering the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, follow these procedures:

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Immediately report the matter to the CCO.

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Do not purchase, sell or recommend the securities for anyone, including PCM clients.

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Do not communicate the information to anyone other than the CCO.

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The CCO will determine the proper course of action.

RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

GIFTS AND ENTERTAINMENT

PCM employees are prohibited from offering or accepting gifts that would lead to any conflict of interest with any client or potential client.  Gifts of extraordinary or extravagant nature may not be given or received.  In the event that any gift of an extraordinary or extravagant nature is received, the employee should immediately notify the Chief Compliance Officer to determine whether the gift should be declined or returned.  Gifts of nominal value and those that are customarily part of normal business operations, such as meals and entertainment, may be appropriate.

OUTSIDE BUSINESS ACTIVITY

All officers, directors, employees, investment advisory representatives, or other associated persons of PCM are required to disclose annually any Board of Directors position they hold for a foundation, endowment, charity or similar organization.  Prior to accepting appointment to the Board of a publicly traded company, approval from the President or CCO is required.  Furthermore, if any organization that an employee sits on the board has the potential to become a client of PCM either directly or through the Funds or Mutual Fund managed by PCM, the President or CCO must be notified.  Additionally, PCM requires all officers, directors, employees, investment advisory representatives, or other associated persons to obtain prior approval from the President or CCO to serve as a member of an investment committee of any Board.

PERSONAL TRADING PROCEDURES

The purchase or sale of any security is forbidden if the transaction is executed with the intention of buying or selling on a price change that may be caused by a transaction made on behalf of any accounts for which PCM acts as Investment Adviser.

Personal transactions in Initial Public Offering and Private Placement are prohibited without the express written consent from the CCO (or other designated officer or employee) prior to execution.

A Reportable Security is any security, as that term is defined in Section 202(a) of the Investment Advisers Act of 1940, except the following:

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Direct obligations of the US Government.

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Cash equivalents, such as CDs, commercial paper, or other high quality short-term debt instruments.

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Money market funds.

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Unaffiliated mutual funds.

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Unit investment trusts if the trust invests exclusively in unaffiliated mutual funds.

All employees of PCM who have access to client investment recommendations prior to execution (access persons), as well as all officers and directors, are required to submit reports to the CCO or other designated agent for review in order to determine whether their investment activity conflicts with the best interests of its clients. Reports must include every account in which the access person, and any member of their household, has direct or indirect ownership and control.

TRANSACTION REPORTS

Access persons are required to submit a record of all personal transactions for each quarter.  Reports must be submitted no later than 30 days following the end of each calendar quarter, and shall include the name of the security, ticker or CUSIP number, nature of the transaction, date of the transaction, quantity, price, interest rate, maturity date, principal amount and broker/dealer or other entity through which the transactions were effected.  The date the report is submitted is also required.

Transaction reports must also include a list of any new accounts established for the benefit of the access person, including the broker that maintains the account and the date the account was established.

In lieu of a separate report, access persons may submit copies of account statements or transaction confirmations provided that such statements/confirmations contain all of the required information.

HOLDINGS REPORTS

At the time a person becomes an access person, he/she must, within 10 days, submit detailed information regarding all reportable securities, including name of security, type of security, ticker or CUSIP number, quantity of shares, market value, the name of the bank or broker/dealer holding the securities, and the date the report is submitted.  Holdings reports must also include securities held in certificate form and private placement investments.  Access persons must submit updated holdings reports at least once each calendar year.  Holdings Reports must be current as of a date not more than 45 days from the date of submission.

To the extent that access persons provide account statements to fulfill the Transaction Reports requirement, duplication of such information is not required for the Holdings Report requirement.  However, in order to rely on this provision, access person must still submit, in a timely manner, a signed acknowledgement indicating that the information provided is accurate and complete.

EXCEPTIONS FROM PERSONAL TRADING PROCEDURES

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Direct obligations of the US Government;

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Money market instruments;

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Money market funds;

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Open-end mutual funds, provided that PCM is not adviser to the fund;

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Variable insurance product sub-accounts, provided that the underlying investment is an unaffiliated mutual fund;

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Transactions effected in an automatic investment plan (initial purchase requires reporting).

REPORTING VIOLATIONS OF THE CODE OF ETHICS

PCM requires that all officers, directors, employees, investment advisory representatives or other associated persons promptly report any violations of this Code of Ethics to the Chief Compliance Officer.

REPORTING VIOLATIONS TO THE BOARD OF DIRECTORS

The Chief Compliance Officer shall be responsible for the review of the quarterly transaction reports, the initial holdings reports, and annual holdings reports required under this Code of Ethics.  In connection with the review of these reports, the Chief Compliance Officer shall take appropriate measures to determine whether each Access Person has complied with the provisions of this Code of Ethics.

The Chief Compliance Officer shall prepare a report at least annually relating to Access Person’s compliance with this Code.  Such a report may:

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Describe any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and sanctions imposed in response to material violations

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Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

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Identify any recommended changes in the existing restrictions or procedures based upon the PCM's experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations; and

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Certify to the Board of Directors of any funds that PCM acts as Investment Adviser to, that the PCM has adopted procedures that are reasonably designed to prevent Access Persons from violating this Code of Ethics.

APPROVAL OF THE CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS

The Board of Trustees/Directors of each Investment Company shall approve this Code of Ethics.  Any material amendments to this Code of Ethics must be approved by the Board of Trustees/Directors of each Investment Company no later than six months after the adoption of the material change.  Before their approval of this Code of Ethics and any material amendments hereto, PCM shall provide a certification to the Board of Trustees/Directors of each such Investment Company that PCM has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

PRICE CAPITAL MANAGEMENT, INC.

Initial & Annual Holdings Report

Employee Name:

  Period-Ended:

I am reporting below all personal securities holdings required to be reported pursuant to the PCM Code of Ethics.  Holdings reports must be current within 45 days of the date of submission.  If this report is an initial holdings report, it must be submitted within 10 days of becoming an access person.

Required Portfolio Holdings to Report

I am required to report all personal holdings involving reportable securities in which I have a direct or indirect beneficial ownership interest, including holdings of immediate family members living in my household.

Holdings Not Required to be Reported

I am not required to report shares of registered open-end investment companies not managed by PCM, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments.

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

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I have no reportable personal securities holdings.

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I have reportable personal securities holdings, as disclosed below.

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I have reportable securities holdings, as shown on the attached brokerage statements.

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PCM is in receipt of brokerage statements reflecting my personal securities holdings.

REPORTABLE SECURITIES

Security / Ticker	Quantity	Principal Amount	Broker or Custodian

Employee Signature:

Date:

PRICE CAPITAL MANAGEMENT, INC.

Quarterly Personal Transaction Report

Employee Name:

  Period-Ended:

I am reporting below all transactions required to be reported for the quarter pursuant to PCM’s Code of Ethics.  I have completed and returned this form by the 30th calendar day following quarter-end.

Required Transactions to Report

I am required to report all transactions involving reportable securities in which I have a direct or indirect beneficial ownership interest, including transactions of immediate family members living in my household.

Transactions Not Required to be Reported

I am not required to report transactions in shares of registered open-end investment companies not managed by PCM, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments and transactions effected through an automatic investment plan.

TRANSACTION REPORTING

Check one or more applicable boxes:

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I had no reportable transactions during the period.

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I had reportable transactions, as disclosed below.

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I had reportable transactions, as shown on the attached brokerage statements.

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PCM is in receipt of brokerage statements reflecting my reportable personal transactions.

Trade Date	Security	Quantity	Buy/Sell	Price	Amount	Broker

REPORTABLE TRANSACTIONS

ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker/Bank	Account # or Name on Account	Date Established

Employee Signature:

Date:

PRICE CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

ACKNOWLEDGMENT FORM

As an Investment Adviser registered with the Securities and Exchange Commission, PCM is required to provide each supervised person with a copy of PCM’s Code of Ethics, including any material revisions or amendments.  Each supervised person is required to acknowledge receipt of such documents.

By affixing your signature below, you acknowledge that you have read and understand the foregoing policies and will comply in all respects with such policies.  Furthermore, you acknowledge that you understand that the rules set forth in this policy will be enforced, and action may be taken against you if you fail to abide by those rules.

Signature

Date

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